Exhibit 10.39

CUFF PROPERTY MANAGEMENT CO.

CUFF BUILDING & BUCHANAN OAKS BUILDING

2401 STANWELL DR, CONCORD, CA 94520

TEL 925-687-4411 FAX 925-687-4424

MOBILE 925-980-1399

REAL PROPERTY LEASE

THIS LEASE is made and entered into by and between S.P. Cuff as Managing Partner of the Redwoods Office Center LP hereinafter called “Lessor”, without regard to number or gender, and Cerus Corporation hereinafter called “Lessee”, without regard to number or gender.

1.  PREMISES:  Lessor hereby leases to Lessee and Lessee hereby leases from Lessor those certain new premises to be constructed in the City of Concord, County of Contra Costa, State of CALIFORNIA, and known as 2411 Stanwell Drive, Concord, CA 94520, the sum totaling approximately 21,440 sq.ft., of the Buchanan Oaks Building, 2401 Stanwell Drive, Concord, California.  For the purpose of conducting the following business: Biotechnology R&D and Administration.

2.  TERM & RENT:  The lease will commence on the issuance of the Certificate of Occupancy which is estimated to occur on the 1st day of September, 2000 and end the 31st day of July, 2004, at a monthly rent of $27,872 DOLLARS, in lawful money of the United States of America, which, subject to this Lease, Lessee agrees to pay to Lessor, without deduction or offset, at such place or places as may be designated from time to time by Lessor, in installments as follows:

$27,872 to be paid on the issuance of the Certificate of Occupancy or approximately the 1st of September, 2000.  Should the occupancy date not occur on the first day of the month, the first rental payment will be prorated for the number of days remaining in the month, that amount to be the first full month’s rental.  The balance due and payable in rental payments of $27,872 per month on the 1st day of each and every month thereafter for the remaining term of the lease.

The rental amount shall be adjusted every twelve (12) months to reflect the change, if any, of the Consumers Price Index for all Urban Consumers (CPI-U) of San Francisco, California, for the preceding year in accordance with the formula stated in paragraph 37 of this lease.

3.  INCREASE IN REAL PROPERTY TAXES:  Lessee shall pay any and all increases in the real property taxes assessed and levied against the demised premises above the tax assessed against the said premises upon completion and occupancy by the Lessee excluding any increase arising from sale of the demised premises, as well as any special assessments imposed upon the demised premises for any purpose whatsoever during the term hereof, whether the increase in said taxes results from an increase in the assessed evaluation of the demised premises of the improvements thereon or both.

4.  SECURITY DEPOSIT:  Lessor acknowledges receipt of a Security Deposit in the amount of $27,872 upon execution of the lease, as security for the full and faithful performance of the Lessee of the terms, conditions and covenants of this Lease.  Lessee and Lessor agree that the following disposition shall apply to the Security Deposit:

a.     When the monthly rent shall, from time to time, increase during the term, or any extension of the term, of this Lease, Lessee shall thereupon deposit with the Lessor additional Security Deposit so that the total Security Deposit is equal to the then current monthly rent.

b.     Lessor shall not be required to pay interest on the Security Deposit.  Lessors obligation with respect to the Security Deposit are those of debtor and not a trustee.

c.     If at any time during the term hereof Lessee should fail to repair any damage to the premises leased or any part of the common portions of the buildings caused by such Lessee or his agent, employees, invitees, or other visitors through lack of ordinary care for a period of 30 days after written demand to make such repairs is served on the Lessee by the Lessor, then the Lessor may appropriate and apply any portion of the Security Deposit as may be reasonably necessary to fund the repair.  Lessee agrees to restore the Security Deposit to its original amount should resort to the funds be required.  Refusal to restore such amount within 15 days of written demand shall be cause for termination of this lease.

d.     If on the termination of this Lease for any reason Lessee does not leave the premises in as good condition, except for normal wear and tear, as when received by the Lessee from the Lessor then the Lessor may appropriate and apply any portion of the Security Deposit as may be reasonably necessary to fund the repair.

5.  LIABILITY INSURANCE:  Lessee agrees during the full term of this lease to carry public liability and property damage insurance covering the demised premises in an amount of $1,000,000 for injury and/or death to any one person, $2,000,000 for injury and death to any number of persons in any one accident and $2,000,000 property damage liability in so-called Board Companies, satisfactory to the Lessor, as evidenced by a certificate of insurance with a 10 day written notice of cancellation and to pay the premiums therefore and to deliver said certificates or documents stating that the Lessee is insured unto the Lessor, and the failure of the Lessee either to effect said insurance or to pay the premiums therefore or to deliver said certificates or documents stating that the Lessee is insured thereof unto the Lessor, and the failure of the Lessee either to effect said insurance or to pay the premiums therefore or to deliver said certificates or duplicates thereof unto the Lessor shall permit of the Lessor itself effecting said insurance and paying the requisite premiums therefor, which premiums shall be repayable unto it with the next installment of rental, and failure to repay the sum shall carry with it the same consequences as failure to pay any installment of rental.  Each insurer mentioned in this paragraph shall agree, by endorsement, upon the policy or policies issued by it, or by independent instrument furnished to the Lessor, that it will give the Lessor ten (10) days written notice before the policies or policy in question shall be altered or canceled.

                6.  FIRE INSURANCE:  If the fire insurance rate on the building on the premises is increased by reason of Lessee’s occupancy thereof, over and above the fire rate fixed for Lessor’s previous use and occupancy thereof and subject to this Lease, the Lessee shall pay to Lessor the additional premium by reason of such increases in insurance rate for the unexpired portion of the term of this lease.  Such additional premium shall be paid to Lessor on demand and on submission to Lessee of the proper evidences indicating such increase in rate and in direct correlation between the rate increase and Lessee’s occupancy.

7.  POSSESSION:  If Lessor, for any reason whatsoever, cannot deliver possession of the said premises to Lessee within 30 days of September 1, 2000, this lease may be void or voidable, at the option of the Lessee, and the deposit returned in full.  At exactly three months and six months from the date of signing this lease the Lessee has the option, within a ten day time window from that 3 month or 6 month anniversary date, of voiding this lease.  Lessor shall not be liable to Lessee for any loss or damage resulting therefrom.

                8.  USES PROHIBITED:  Lessee shall not use, or permit said premises, or any part thereof, to be used, for any purpose or purposes other than the purpose or purposes for which the said premises are hereby leased; and no use shall be made or permitted to be made of the said premises, nor acts done, which will increase the existing rate of insurance upon the building in which said premises may be located, without the consent of the Lessor, or cause a cancellation of any insurance policy covering said building, or any part thereof, nor shall Lessee sell, or permit to be kept, used, or sold, in or about said premises, any article which may be prohibited by the standard form of fire insurance policies.  Lessee shall, at his sole cost and expense, comply with any and all requirements, pertaining to said premises, of any insurance organization or company, necessary for the maintenance of reasonable fire and public liability insurance, covering said building and appurtenances.

                9.  WASTE & ALTERATIONS:  Lessee shall not commit, or suffer to be committed, any waste upon the said premises, or any nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenants in the building in which the demised premises may be located.  Lessee shall not make, or suffer to be made, any alterations of the said premises, or any part thereof without the written consent of Lessor first had and obtained, any additions to, or alterations of the said premises, except movable furniture and trade fixtures, shall become at once a part of the realty and belong to Lessor.  At the option of the Lessor the Lessee shall return the premises to the condition and configuration of the space when first leased, reasonable wear and tear excepted, and provided that the Lessee shall not be required to remove previously approved tenant improvements.

10.  ABANDONMENT:  Lessee shall not vacate or abandon the premises at any time during the term; and if Lessee shall abandon, vacate or surrender said premises, or be disposed by process of law, or otherwise, any personal property belonging to Lessee and left on the premises shall be deemed to be abandoned according to law, at the option of Lessor, except such property as may be mortgaged to Lessor.

11.  REPAIRS:  The Lessee may have access to the space during the pre-occupancy period to make alterations and improvements with prior approval of the Lessor, which Lessor will grant in accordance with the construction schedule, and to run telephone cables from the existing cable connection to 2401 Stanwell.  Lessee shall, at his sole cost, keep and maintain said premises and appurtenances and every part thereof including glazing, light fixtures (and bulbs), plumbing (except buried pipes), any entrance doors and the interior of the premises, in good and sanitary order, condition and repair, (excepting structural components, exterior walls, roof mounted air conditioning units, parking area, and roofs, all of which Lessor agrees to repair), hereby waiving all right to make repairs at the expense of Lessor as provided in Section 1942 of the Civil Code of the Sate of California, and all rights provided for by Section 1941 of said Civil Code.  By entry hereunder, Lessee accepts the premises as being in excellent and sanitary order, condition and repair and agrees on the last day of said term, or sooner termination of this lease, to surrender unto Lessor all and singular said premises with said appurtenances in the same condition as when received reasonable use and wear thereof and damage by fire, act of God or by the elements excepted, and to remove all of Lessee’s signs from said premises.  Lessee agrees to use chair pads under all desk and other chairs or stools to prevent excessive carpet wear or to repair or replace worn areas or the entire carpet upon vacating the space should the carpet be damaged beyond normal wear and tear by Lessee’s use.

12.  FREE FROM LIENS:  Lessee shall keep the demised premises and the property in which the demised premises are situated, free from any liens arising out of any work performed, materials furnished, or obligations incurred by Lessee.

13.  COMPLIANCE WITH GOVERNMENTAL REGULATIONS:  Lessee shall at his sole cost and expense, comply with all of the requirements of all Municipal, State and Federal authorities now in force, or which any hereafter be in force, pertaining to Lessee’s use and occupancy of the said premises, and shall faithfully observe in the use of the premises all Municipal ordinances and State and Federal statutes now in force or which may hereafter be in force.  The preceding sentence is not intended, however, to impose on Lessee any obligation as to the condition of the premises or environmental hazard that is the responsibility of the Lessor under this Lease. The judgment of any court of competent jurisdiction, or the admission of Lessee in any action or proceeding against Lessee, whether Lessor be a party thereto or not, that Lessee has violated any such ordinance or statute in the use of the premises, shall be conclusive of that fact as between Lessor and Lessee.

14.  INDEMNIFICATION OF LESSOR:  Except for Lessors negligence or willful misconduct Lessee, as a material part of the consideration to be rendered to Lessor, hereby waives all claims against Lessor for damages to goods, wares and merchandise, in, upon or about said premises and for injuries to persons in or about said premises, for any cause arising at any time, and Lessee will, except for Lessor’s negligence and willful misconduct, hold Lessor exempt and harmless from any damage or injury to any person, or to the goods, wares and merchandise of any person, arising from the use of the premises by Lessee, or from the failure of Lessee to keep the premises in good condition and repair as herein provided.

15.  ADVERTISEMENTS AND SIGNS:  Lessee shall not conduct or permit to be conducted any sale by auction on said premises.  Lessee shall not place or permit to be placed any projecting or lighted sign, marquee or awning on the exterior of the said premises.  Lessee, upon request of Lessor, shall immediately remove any sign or decoration which Lessee has placed or permitted to be placed in, on, or about the front of the premises and, which, in the opinion of Lessor, is objectionable or offensive, and if Lessee fails so to do, Lessor may enter upon said premises and remove the same.  Lessee shall not place or permit to be placed in windows or upon the walls, doors, landscaping areas or roof, any sign, advertisement or notice without the written consent of Lessor.  Lessee shall not advertise by means of signs or otherwise on or about the demised premises any sale for the purpose of liquidation in anticipation of terminating business without the express written consent of Lessor.  A monument sign will be provided at the street for the Lessee’s use.

16.  UTILITIES:  Lessee shall pay for all telephone, gas, heat, power, light and janitorial services.  Lessor shall pay for normal elevator maintenance, water, garbage collection, gardening, parking lot sweeping and other services supplied externally to the premises.

17.  ENTRY BY LESSOR:  Lessee shall permit Lessor and his agents to enter into and upon said premises at all reasonable times with 24 hours notice (except for emergencies or scheduled janitorial) for the purpose of inspecting the same or for the purpose of Maintaining the building in which said premises are situated, or for the purpose of making repairs, alterations or additions to any other portion of said building, included the erection and maintenance of such scaffolding, canopies, fences and props as may be required, or for the purpose of posting notices of non-liability for alterations, additions, or repairs or for the purpose of placing upon the property in which the said premises are located any usual or ordinary or “for sale” signs, without any rebate of rent and without any reliability to Lessee for any loss of occupation or quiet enjoyment of the premises thereby occasioned; and shall permit Lessor, at any time within thirty days prior to the expiration of this lease, to place upon said premises any usual or ordinary “to let” or “to lease” signs.  Lessor and it’s agents, however, shall not enter any laboratory areas of the Lessee without first making special arrangements with Lessee and obtaining instructions as to any procedures to be followed for safety purposes and to preserve the integrity of any ongoing experiments.  Lessor and it’s agents shall maintain in confidence any information concerning Lessee’s technology, products and business that the Lessor and it’s agents may learn in the course of such entry.

18.  DESTRUCTION OF PREMISES:  In the event of a partial destruction of the said premises during the said term, from any cause, Lessor shall forthwith repair the same, provided such repairs can be made within sixty (60) days under the laws and regulations of State, Federal, County or Municipal authorities, but such partial destruction shall in no ways annul or void this lease, except that Lessee shall be entitled to a proportionate deduction of rent while such repairs are being made, such proportionate deduction to be based upon the extent to which the making of such repairs shall interfere with the business carried on by Lessee in the said premises except if more than fifty percent (50%) of the Premises is destroyed, Lessee shall pay no rent until it is repaired.  If such repairs cannot be made in sixty (60) days, Lessor may, at his option, make same within a reasonable time not to exceed 90 days, this lease continuing in full force and effect and the rent to be proportionately rebated as aforesaid in this paragraph provided.  In the event that Lessor does not so elect to make such repairs which cannot be made in sixty (60) days, or such repairs cannot be made under such laws and regulations, this lease may be terminated at the option of either party.  In respect to any partial destruction which Lessor is obligated to repair or may elect to repair under the terms of this paragraph, the provisions of Section 1932, Subdivision 2, and of Section 1933, Subdivision 4, of the Civil Code of the State of California are waived by Lessee.  In the event that the building in which the demised premises may be situated be destroyed to the extent of not less than 33 1/3% of the replacement cost thereof, Lessor or Lessee may elect to terminate this lease, whether the demised premises be injured or not.  A total destruction of the building in which the said premises may be situated shall terminate this lease. In the event of any dispute between Lessor and Lessee relative to the provisions of this paragraph, they shall each select an arbitrator, the two arbitrators so selected shall select a third arbitrator and the three arbitrators so selected shall hear and determine the controversy and their decision thereon shall be final and binding upon both Lessor and Lessee, who shall bear the cost of such arbitration equally between them.  Said arbitration shall be conducted under the auspices of the California Rules of Judicial Arbitration.

19.  ASSIGNMENT AND SUB-LETTING:  Lessee shall not assign this lease, or any interest therein, and except as to an entity controlled by Lessee, shall not sublet the said premises or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person (the agents and servants of Lessee excepted) to occupy or use the said premises, or any portion thereof, without the written consent of Lessor first had and obtained, such consent not to be unreasonably withheld, and a consent to one assignment, sub-letting, occupation or use by any other person, shall not be deemed to be a consent to any subsequent assignment, sub-letting, occupation or use by another person.  Any such assignment or sub-letting without such consent shall be void, and shall, at the option of Lessor, terminate this lease.  This lease shall not, nor shall any interest therein, be assignable, as to the interest of Lessee, by operation of law, without the written consent of Lessor, such consent not to be unreasonably withheld.

                20.  INSOLVENCY OR BANKRUPTCY:  Either (a) the appointment of a receiver (except a receiver mentioned in paragraph 18 hereof) to take possession of all or substantially all of the assets of Lessee, or (b) a general assignment by Lessee for the benefit of creditors, of (c) any action taken or suffered by Lessee under any insolvency or bankruptcy act shall constitute a breach of this lease by Lessee and Lessor may declare this lease terminated and any assignment pursuant thereto void.

                21.  DEFAULT:  In the event of any breach of this lease by Lessee, then Lessor besides other rights or remedies he may have, shall have consistent with California law the immediate right of re-entry and may remove all persons and property from the premises, such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Lessee.  Should Lessor elect to re-enter, as herein provided, or should he take possession pursuant to legal proceedings or pursuant to any notice provided for by law, he may either terminate this lease or he may from time to time, without terminating this lease, re-let said premises or any part thereof of such term or terms (which may be for a term extending beyond the term of this lease) and at such rental or rentals and upon such other terms and conditions as Lessor in his sole discretion may deem advisable with the right to make alterations and repairs to said premises; upon each such re-letting (a) Lessee shall be immediately liable to pay to Lessor, in addition to any indebtedness other than rent due hereunder, the cost, and expenses of such re-letting and of such alterations and repairs, incurred by Lessor, and the amount, if any, by which the rent reserved in this lease for the period of such re-letting (up to be not beyond the term of this lease) exceeds the amount agreed to be paid as rent for the demised premises for such period on such re-letting; or (b) at the option of Lessor rents received by such Lessor from such re-letting shall be applied first, to the payment of any indebtedness, other than rent due hereunder from Lessee to Lessor; second, to the payment of any costs and expenses of such re-letting and of such alterations and repair; third, to the payment of rent due and unpaid hereunder and the residue, if any, shall be held by Lessor and applied in payment of future rent as the same may become due and payable hereunder.  If Lessee has been credited with any rent to be received by such re-letting under option (a), and such rent shall not be promptly paid to Lessor by the new tenant, or of such rentals received from such re-letting under option (b) during any month be less than that to be paid during that month by Lessee hereunder, Lessee shall pay any such deficiency to Lessor.  Such deficiency shall be calculated and paid monthly.  No such re-entry or taking possession of said premises by Lessor shall be construed as an election on his part to terminate this lease unless a written notice of such intention be given to Lessee or unless the termination thereof be decreed by a court of competent jurisdiction.  Notwithstanding any such re-letting without termination, Lessor may at any time thereafter elect to terminate this lease for such previous breach.  Should Lessor at any time terminate this lease for any breach, in addition, to any other remedy he may have, he may recover from Lessee all damages he may incur by reason of such breach, including the cost of recovering the premises, and including the worth at the time of such termination of the excess, if any of the amount of rent and charges equivalent to rent reserved in this lease for the remainder of the stated term over the then reasonable rental value of the premises for the remainder of the stated term, all of which amounts shall be immediately due and payable from Lessee to Lessor.

22.  SURRENDER OF LEASE:  The voluntary or other surrender of this lease by Lessee, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of

Lessor, terminate all or any existing sub-leases or sub-tenancies, that may at the option of Lessor, operate as an assignment to him of any or all such sub-leases or sub-tenancies.

23.  ARBITRATION:  Any dispute arising between the parties shall be settled and decided by arbitration conducted in accordance with the commercial arbitration rules of the Judicial Arbitration Rules of the State of California, as then in effect.  The prevailing party in the arbitration shall be awarded reasonable attorney’s fees, expert and non-expert witness costs and expenses incurred in connection with said arbitration, unless the arbitrator for good cause determines otherwise.  Costs and fees of the arbitrator shall be borne by the non-prevailing party.  The award of the arbitrator, which may include equitable relief, shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.  The provisions of Title 9 of the Part 3 of California Code of Civil Procedure, including Section 1283.05 thereof, permitting expanded discovery proceedings, shall be applicable to all disputes which are arbitrated hereunder.  Any demand for arbitration shall be in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen.  In no event shall the demand for arbitration be made after the date that the institution of legal or equitable proceedings based on such claim, dispute or other matter would be barred by the applicable statute of limitations.

24.  EXPENSES OF ENFORCEMENT:  In case any suit shall be brought by the Lessor against the Lessee to enforce any provision of this lease or for unlawful detainer of said premises and for recovery of any rent due hereunder or because of the breach of any other covenant herein, if Lessor is the prevailing party, Lessee shall pay to Lessor all costs incurred including attorney’s fees and fees to a collection agency.

25.  RECEIVERSHIP:  If a receiver be appointed at the instance of Lessor in any action against Lessee to take possession of said premises and/or to collect the rents or profits derived therefrom, the receiver may, if it be necessary or convenient in order to collect such profits, conduct the business of Lessee then being carried on in said premises and may take possession of any personal property belonging to Lessee and used in the conduct of such business, and may use the same in conducting such business on the premises without compensation to Lessee for such use.  Neither the application for the appointment of such receiver, nor the appointment of such a receiver, shall be construed as an election on Lessor’s part to terminate this lease unless a written notice of such intention is given to Lessee.

26.  NOTICES:  All notices to be given to Lessee may be given in writing personally or by depositing the same in the United States mail, postage prepaid, and addressed to Lessee at the same premises, whether or not Lessee has departed from, abandoned or vacated the premises.  All notices from the Lessee to the Lessor shall be by depositing said notice in the United States mail, postage prepaid, and addressed to 2401 Stanwell Dr., Concord, CA 94520.

27.  TRANSFER OF SECURITY:  If any security be given by Lessee to secure the faithful performance of all or any of the covenants of this lease on the part of the Lessee, Lessor may transfer and/or deliver the security, as such, to the purchaser of the reversion, in the event that the reversion be sold, and thereupon Lessor shall be discharged from any further liability in reference thereto.

28.  WAIVER:  The waiver by Lessor of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition therein contained.  The subsequent acceptance of rent hereunder by Lessor shall not be deemed to be a waiver of any preceding breach by Lessee of any term, covenant or condition of this lease, other than the failure of Lessee to pay such rent.

29.  HOLDING OVER:  Any holding over after the expiration of the said term, with the consent of Lessor, shall be construed to be a tenancy from month to month, at a rental of the then current monthly rental plus 5% and shall otherwise be on the terms and conditions herein specified, so far as applicable.

30.  LEASE YEAR:  For the purpose of this lease, the first “leasehold year” shall be a period from the commencement of this lease ending on July 31st of the following calendar year (2001).  The first “leasehold year” may, therefore, be more or less than 12 months.  Subsequent “leasehold years” shall end on the last day of the twelfth full calendar month thereafter (July 31st).  After the first leasehold year, the term “leasehold year” shall mean a fiscal year of twelve months commencing on the first day of the first month following the close of the first fiscal year and each twelve months period thereafter.

31.  SIGNS:  There shall be no signs erected by the Lessee upon the roof, doors, windows, landscaping area or exterior walls of the demised premises, save and except that Lessor grants to Lessee the right to inscribe upon the monument and other designated sign spaces provided by the Lessor, and only those spaces, on the demised premises a sign relating to the business of the Lessee conducted therein, which sign shall conform to the architectural design and color of the signs already thereon and be approved in writing by the Lessor.

32.  MORTAGE REQUIREMENTS:  Lessee agrees to forthwith execute and deliver to Lessor, upon receipt by it or written request therefrom from Lessor, without any consideration whatsoever, such customary instrument or instruments as may be reasonably required by any mortgagee or holder of a deed of trust or other encumbrance on the real property on which the building containing the demised premises is located.

33.  SALE:  In the event of a sale or conveyance by the Lessor of the building containing the demised premises, the same shall operate to release the Lessor from any future liability upon any of the covenants or conditions, express or implied, herein contained in favor of the Lessee, and in such event the Lessee agrees to look solely to the responsibility of the successor in interest of the Lessor in and to this lease.  If any security be given by Lessee to secure the faithful performance of all or any of the covenants of this lease on the part of the Lessee, Lessor may transfer and/or deliver the security, as such to the purchase of the reversion, in the event that the reversion by sold, thereupon Lessor shall be discharged from any further liability in reference thereto.

34.  SUBROGATION RIGHTS:  Each of the parties hereto does hereby waive its entire right of recovery against the other for any damages caused by an occurrence insured against by such party, and the rights of any insurance carrier to be subrogated to the rights of the insured under the applicable policy.  The foregoing waivers of subrogation shall be effected to the extent permitted by the Lessor’s and Lessee’s respective insurers and provided that no policy of insurance is invalidated as a result of such waivers.  Each shall notify the other in advance if there are lesser limits or if policy of insurance is invalidated by a waiver of subrogation.

35.  SUCCESSORS AND ASSIGNS:  The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors,

executors, administrators and assigns of all of the parties hereto and all of the parties hereto shall be jointly and severally liable hereunder.

36.  PARKING LOT:  Seventy one (71) parking spaces/permits are available to the Lessee on the property of the Redwoods Office Center.  These parking spaces are for the sole purpose of parking vehicles with Lessor issued permits during the working day.  Parking spaces may not be used for storage, overhaul or repair of vehicles.  Any other use of parking spaces will not be made without the written consent of the Lessor.  No painting, assembly or storage of vehicles, trash (or any material) will be done in the parking lot without the written permission of the Lessor.

37.  OPTION TO RENEW:  If, at the end of the primary approximately 4 year lease period, the Lessee has fully and faithfully kept and performed all of the terms, covenants, and conditions of this Lease on the part of the Lessee to be kept and performed, including the full and prompt payment of all rental herein reserved, then and in such event only Lessee shall, have the right at its option to renew and extend this Lease for two additional terms of three (3) years.  Options to renew may be exercised provided Lessee give written notice to Lessor of exercising said option at least six (6) months prior to the date of the expiration of the primary term of this Lease or any extension thereto.  Any request to extend the lease by the Lessee shall be responded to within 10 days of receipt by the Lessor.  In the event that the Lessee exercises the option hereabove described and provided for, rental to be charged shall be adjusted annually on the anniversary date of the lease as follows:

The value placed upon the consumer price index of San Francisco, California, all items index on the most recently published report prior to the first day of the term hereof shall be considered normal.  The same index will be examined on the most recently published report at the expiration of the term hereof and the rental for the additional term or any holding over shall be determined by increasing the normal monthly rental herein reserved by the percentage increase of said index above or below normal as herein defined; for example, if the most recently published index on August, 1982 was 250 points and the most recently published index prior to July 31, 1984, was 275 points, the rental would be increased by 10%.  The subsequent monthly rent will be determined annually on the basis of 90% of this value (10%) and, in the case of the example shown would therefore be 9% for the first year.

38.  ENVIRONMENTAL:

a.  Lessor agrees to indemnify and save harmless Lessee, Lessee’s successors and assigns and Lessee’s present and future officers, directors, employees and agents (collectively “Indemnities”) from and against any and all liabilities, penalties, fines, forfeitures, demands, damages, losses, claims, causes of action, suits, judgments, and costs and expenses incidental thereto (including cost of defense, settlement, arbitration, reasonable attorney’s fees, reasonable consultant’s fees and reasonable expert fees), which Lessee or any of all the Indemnities may hereafter suffer, incur, be responsible for or disburse as a result of:

1)  any government action, order, directive, administrative proceeding or ruling;

2)  personal or bodily injuries (including death) or damage (including loss of use) to any sites (public or private);

3)  any violation or alleged violation of laws, statutes, ordinances, orders, rules, policies or regulations of any government entity or agency

(collectively “Environmental Liabilities”) directly or indirectly caused by or arising out of any Environmental Hazards existing on or about the Buchanan Oaks Complex except to the extent that any such existence is caused by Lessee’s activities at the Buchanan Oaks Complex.  The term “Environmental Hazards” shall be defined as hazardous substances, hazardous wastes, pollutants, asbestos, polychlorinated biphenyls (PCBs), petroleum or other fuels (including crude oil or any fraction or derivative thereof) and underground storage tanks.  The term “hazardous substances” shall be defined in the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.) (CERCLA), and any regulations promulgated pursuant thereto.  The term “pollutants” shall be defined in the Clean Water Act (33 U.S.C. Section 1251 et seq.), and any regulations promulgated pursuant thereto.  This provision shall survive termination of the Lease.

                b.  Lessee agrees to indemnify and save harmless Lessor, Lessor’s successors and assigns and Lessor’s present and future owner, officers, trustees, directors, employees and agents (collectively “Indemnities”) from and against any and all liabilities, penalties, fines, forfeitures, demands, damages, losses, claims, causes of action, suits, judgments, and costs and expenses incidental thereto (including cost of defense, settlement, arbitration, reasonable attorneys’ fees, reasonable consultant fees and reasonable expert fees), which Lessor or any of all of the Indemnities may hereafter suffer, incur, be responsible for or disburse as a result of any Environmental Hazards existing on or about the site but only to the extent that any such existence is caused by the Lessee’s activities on the Site.  This provision shall survive termination of the Lease.

                c.  In the event any Environmental Hazards are found at any time to be in existence on or about the Site other than Environmental Hazards whose existence is caused by the Lessee’s activities on the Site, Lessee among other rights shall have the right to terminate this Lease by so notifying Lessor in writing.

                d.  Notwithstanding anything to the contrary contained herein, an environmental clean-up cost or other Environmental Liability for which Lessee is not responsible pursuant to this paragraph shall not be includable in the monthly rent paid hereunder nor otherwise assessable to Lessee.

                E.  In no event shall Lessee be responsible for environmental hazards caused by materials on the premises prior to Lessee’s tenancy.

39.  CONSTRUCTION OF SHELL AND CORE:  Lessor shall construct the shell and core of the Building and parking, landscaping and other improvements in accordance with the drawings attached as Exhibit A to this lease and the responsibilities allotted to the “Landlord” as set forth on attached Exhibit B (the “Base Building Work”).  Lessor will use diligent efforts to cause the construction of the Base Building to be completed to the extent necessary for the commencement of the Lessee improvement work on or before the date for commencement of “T.I. Construction” specified in Exhibit C, subject to delays in such date beyond the Lessor’s reasonable control.  The Base Building Work will continue to be under progress during construction of the Lessee improvement work and shall be prosecuted in such a manner as not to cause the completion of the Lessee improvement work to be delayed beyond the scheduled date for completion of the Lessee improvement work (as defined in Exhibit C).  Lessor will, when construction progress so permits, notify Lessee in advance of the approximate date on which the premises will be available to the Lessee for the commencement of the Lessee improvement work, and will notify Lessee when the premises are in fact so available.  Subject to delays beyond the Lessor’s reasonable control, the Base Building Work shall be completed on or before the scheduled date for completion of the Lessee improvement work subject only to the Lessor’s punch list items which do not materially interfere with Lessee’s occupancy of the premises and which are correctable within a period of thirty (30) days.  Lessor will provide Lessee a certificate furnished by Lessor’s architect certifying the date of completion of the Base Building Work.

40.  TENANT IMPROVEMENTS:  Lessee will have the responsibility for tenant improvements allotted to “Tenant” as set forth in the attached Exhibit B.  Lessee agrees to obtain Lessor written approval prior to any initial or subsequent improvements, approval of which is not to be unreasonably withheld.  Said approval must be granted or denied within 5 working days of submittal.  Lessor agrees to provide a $40,000 carpeting credit.  The Lessor will also provide a $50,000 allowance for interior improvements.  Lessee will construct all Tenant Improvements in compliance with best practices and all code requirements.  The Lessee will use all diligent efforts to commence work on Improvements when notified by Lessor that such Improvements may be started.  Such Improvements shall be prosecuted in such manner so as not to cause any delay of the scheduled “Base Building Work” on the shell and core of the building.  Subject to delays beyond the Lessee’s reasonable control, the Improvements shall be completed on or before the scheduled date for completion of the Base Building Work subject only to the Lessee’s punch list items which do not materially interfere with the Lessee’s occupancy and which are correctable within a period of thirty (30) days.  Lessee will provide the Lessor a certificate furnished by the Lessee’s architect certifying the completion of the Tenant Improvements.

41.  BUILDING DESIGN AND CONSTRUCTION:  Lessor agrees to submit any significant changes to the building plans, layout and/or construction to the Lessee for approval prior to implementation, such approval not to be unreasonably withheld.  Said approval must be granted or denied within 5 working days of submittal.

42.  TIME:  Time is of the essence of this lease.

        IN WITNESS WHEREOF, the parties hereto have caused this lease to be executed this 17th day of December 1999.

LESSOR:		LESSEE:
Redwoods Office Center, LP		CERUS Corporation

By:	/s/ S. P. CUFF	By:	/s/ GREGORY W. SCHAFER

S.P. CUFF, Managing Partner		Gregory W. Schafer		(Name)

		VP Finance and CFO	(Title)

CUFF PROPERTY MANAGEMENT CO.

CUFF BUILDING & BUCHANAN OAKS BUILDING

2401 STANWELL DR., CONCORD, CA 94520

TEL: 925-687-4411  FAX: 925-687-4424

MOBILE: 925-980-1399

December 17, 1999

EXHIBIT A

To:    CERUS Corporation

Fm:    Steve Cuff

Re:

Construction Drawings and Specifications

Proposed Office Building

2411 Stanwell Drive

Concord, CA

Exhibit A shall consist of a complete set of drawings including architectural, civil, structural and mechanical as approved by the city of Concord.  The stamped and approved set when completed will be available in the office of S. P. Cuff for your review.  You will be provided with a duplicate set.

An abbreviated reduced set of selected architectural drawings are attached as part of Exhibit A.

EXHIBIT A

[Diagram of Site Plan]

[Diagram of First Floor Plan]

[Diagram of Second Floor Plan]

[Diagram of Lateral Bracing Detail]

[Diagram of Bracket Detail]

[Diagram of West Elevation]

[Diagram of Building Section]

[Diagram of Stair Section]

CERUS CORPORATION	EXHIBIT B
2411 Stanwell Drive
Concord, CA 94520	S.P. Cuff 12/17/99

OFFICE/LABORATORY BUILDING

Landlord Tenant Responsibilities
“T.I.s” = Tenant Improvements

A.	Site Work and Landscaping	Landlord	Tenant

1.	All necessary civil engineering plans.	X
2.	All necessary landscaping & irrigation plans.	X
3.	All necessary geotechnical samples and reports.	X
4.	All necessary performance and maintenance bonds required by the City of Concord, CA.	X
5.	All fees and permits for site work and landscaping.	X
6.	All grading of site to civil engineering plans & specs.	X
7.	Removal & relocation of sanitary sewer and storm drain lines per civil engineering plans.	X
8.	Underground installation of all basic services, sewer, water, gas, electrical and telephone/data conduit per plans.	X
9.	Installation of sidewalks, curbs and gutters per architectural plans.	X
10.	Installation of landscaping and irrigation per architectural and landscaping plans.	X
11.	Landscaping drains, if required.	X
12.	Separate water and electrical meters for common core area, landscaping and parking lot lighting.	X
13.	Non illuminated monument sign, ready for signage, in street side landscaping per architectural plans.	X
14.	Illuminated monument sign in place of #14, if desired.		X
15.	Striping and signing of parking area per dwgs.	X
16.	Installation of trash enclosure per plans.	X
17.	Exterior lighting of parking area and walkways of one foot candlepower minimum.	X

B.	Structure

1.	All necessary shell and core per plans and specifications	X
2.	All necessary structural plans and calculations.	X
3.	All miscl. consultants related to core and shell design	X
4.	All necessary fees and permits for shell and core work	X
5.	All fees and permits relating shell and core work necessitated by T.I.s.	X
6.	Shell and core to be handicap accessible	X
7.	Min. 5” slab on grade per specifications and specs. smooth finish.	X
8.	Sand fill and moisture barrier under slab per specs.	X
9.	Exterior walls sealed and painted with elastomeric coating.	X
10.	Structural steel erected per plans & specs.	X

11.	Structural steel fireproofed per code.	X
12.	Second floor decking to be 1.125” T&G “Sturdifloor” glued and screwed to floor joists	X
13.	Exterior vision glass to be tinted plate per code.	X
14.	Roof shall be 4 ply built-up system w/mineral fiber cap sheet.	X
15.	Walk pads from roof hatch to individual equipment, if desired.		X
16.	Roof penetrations per shell and core plans and specs.	X
17.	Roof and floor penetrations per tenant improvement plans and specifications and in accordance with code		X
18.	All rqd. condensate lines to be terminated at the nearest roof drain for shell and core equipment.	X
19.	All condensate lines for tenant improvement equipment to terminate at nearest roof drain.		X
20.	Roof drains per plans to penetrate curb away from main entrance. Scuppers for overflow per plans and code.	X
21.	Convenience outlets on roof if rqd. by code	X
22.	Second floor designed for 50#/sq.ft. load. First floor 100# load.	X
23.	Wall insulation to meet code.	X
24.	Roof insulation to lay on top of drop ceiling tiles to meet code.	X
25.	Roof reinforcement for T.I. equipment.		X
26.	Roof and floor penetrations incl. blockouts per plans & specs.	X
27.	Roof and floor penetrations incl. blockouts for T.I.s.		X
28.	Clearance above drop ceilings to be 1foot min. for HVAC.	X
29.	Exterior doors, except office entry doors, to be hollow core metal with metal frames and hardware.	X
30.	Main entry door to be a pair of 3’ X 8’ fully supported, balanced glass per code with hardware.	X
31.	Stairs per plans and code. Stairs to have concrete treads and risers	X
32.	Curved stair at entrance, if desired.		X
33.	Stair covering of carpet or stone, if desired		X
34.	Stairs to have iron handrails per code primed and painted.	X
35.	Stairwells to be sheetrocked, taped and skip trawled textured.	X
36.	Stairwells to have lighting per code.	X
37.	Full drop ceilings on first and second floors of 2’ X 4’ acoustic tiles mounted per plans & code. Ceiling to accommodate T.I.s.	X
38.	Basic building safety sinage per code.	X
39.	Rooftop equipment to have curb and sheetmetal cap with perimeter apron	X
40.	T.I. rooftop equip. to have curb and sheetmetal cap/apron		X
41.	Passenger elevator with min. 2,000# load and 100 feet/min.	X
42.	Passenger elevator with higher load and/or faster speed, if desired.		X
43.	Standard minimum cab, sill, finish and fixtures for elevator.	X
44.	Upgrades on elevator cab, if desired.		X
45.	Finished ceiling to finished floor clearance on both floors to be 9’.	X
46.	Exterior walls to be insulated on inside, sheetrocked, taped and skip trowel finished.	X
47.	Master keyed exterior locks	X
48.	Individual keying per tenant specifications.	X
49.	Complete fire sprinkler system to meet code with T.I.s in place.	X

50.	Roof access ladder & hatch in second floor closet in secondary stairwell.	X

C.	Utilities and Backbone Systems

1.	Min 1,200 Amp. 120/208 volt 3 phase electrical service installed with switchgear and meter in separate electrical room.	X
2.	Separate “house” electrical, panel and time clock for common area lighting and irrigation.	X
3.	Separate electrical meters and panels for tenant space sufficient in size to accommodate normal T.I’s.	X
4.	Electrical service and panels to accommodate heavy draw T.I.s		X
5.	Separate gas meters for tenants spaces.	X
6.	Natural gas service sufficient for normal office tenant use.	X
7.	Natural gas service in excess of normal office usage, if desired.		X
8.	Telephone trunk line PVC conduit to handle normal office telephone and data usage to separate equipment room.	X
9.	Separate water services for common area and fire sprinklers.	X
10.	Separate water service for tenant domestic water requirements.	X
11.	6” cast iron sanitary sewer down center of bldg. with cleanouts.	X
12.	Larger cast iron sanitary sewer with cleanouts, if desired, located in tenant defined location approved by landlord.		X
13.

Separate rooms for electrical and telephone service, fire sprinkler system and elevator equipment with metal doors and frames, required ventilation, lighting and convenience outlets.  Finish to be sheetrocked and taped.

X

D.	Mechanical, Electrical and Plumbing

1.	All required electrical to shell and core equipment.	X
2.	All electrical including plywood backboards required by T.I.s.		X
3.	Electrical panel on 2nd floor to accommodate normal usage.	X
4.	Additional electrical panels required by tenant’s T.I.s.		X
5.	Electrical outlets to complete shell and core.	X
6.	Electrical, data and telephone outlets for T.I.s.		X
7.	Smoke detectors for shell and core rqd. by code.	X
8.	Smoke detectors and/or door closers rqd. by T.I.s.		X
9.	All rqd. conduit supports and penetrations for core and shell.	X
10.	All rqd. conduit supports and penetrations for T.I.s.		X
11.	All seismic restraints for core and shell structure & equipment.	X
12.	All seismic restraints for T.I.s and T.I. equipment.		X
13.	Centrally located electrical hot water heater to accommodate shell and core requirements incl. bathrooms and janitor usage.	X
14.	Centrally located electrical hot water heater to accommodate tenant requirements if required.		X

15.	Operational HVAC system sized to service 21,500 sq.ft. of normal office and laboratory space.	X
16.	Main ductwork and penetrations to both floors for supply and return air including elevator core, stairwells, lobby and restrooms. Required fire and smoke dampers included.	X
17.	Complete distribution and return HVAC ductwork including vents and returns as well as any rqd. fire and smoke dampers for T.I.s.		X
18.	Ductwork for roof exhausted fans for bathroom ventilation.	X
19.	All ductwork and exhaust fans for tenant laboratories.		X
20.	Screening of shell and core roof mounted equipment.	X
21.	Screening of T.I. roof mounted equipment, if needed.		X
22.	Hose bibs (recessed quick-disconnect type) on east and west sides of building.	X

E.	Lobby Area

1.	Architect fees for lobby above owner provided std. lobby.		X
2.	Up to 32’ X 36’ two story height with skylight, visibility to stairwell and a cat walk and overlook at second floor level, if desired by tenant.		X
3.	Walls sheetrocked, taped, skip trowel textured or smooth.	X
4.	Wall covering or painting to tenant specifications.		X
5.	Electrical, telephone and data outlets to accommodate tenant’s proposed lobby layout.		X
6.	Ceramic or stone tile entry from entry doors to reception counter. All other areas to be 36 oz. Loop minimum, and with an integral border if desired by tenant.		X
7.	All doors off lobby to be wood grain, 3’ X 8’. Hardware selected by tenant.	X
8.	4” vinyl or rubber base in all core and shell areas.	X
9.	4” vinyl or rubber base in all T.I. areas.		X
10.	All shell and core areas handicapped accessible per code	X
11.	All fire sprinkler systems to be complete.	X
12.	Ceiling sheetrocked, taped and skip trowel textured, if desired.		X
13.	Lighting to include, but not be limited to, down lights, recessed wall washers, recessed parabolic or halogen, if desired.		X

F.	Elevator Lobby

1.	2’ X 4’ acoustic tile drop ceiling.	X
2.	Sheetrocked, taped and skip trowel texture ceiling, if desired.		X
3.	Sheetrocked, taped and skip trowel texture walls.	X
4.	Multiple coffer with lighting behind, if desired by tenant.		X
5.	Electrical outlet(s) to support work required in area.	X
6.	Standard 2’ X 4’ drop in lighting.	X
7.	Lighting to include recessed down lights, recessed lights and/or wall washers, if desired.		X
8.	Standard jambs and head around elevator on both floors.	X
9.	Stainless Steel jambs and head around elevator on both floors, if desired.		X
10.	Standard threshold and elevator entrance.	X

11.	Nickel /Silver threshold and elevator entrance, if desired.		X
12.	Grout under elevator thresholds.	X
13.	4” rubber or vinyl base in all areas.		X
14.	Paint or wall covering per tenant’s specifications.		X
15.	Elevator lobby to meet code fire rating.	X

G.	Restrooms

1.	Separate Men’s (1) and women’s (1) bathroom per floor.	X
2.	2’x 4’ drop ceilings.	X
3.	Sheetrocked, taped, skip trowled textured and painted ceiling, if desired.		X
4.	Soffit with can lights over vanity areas.	X
5.	Standard drop in 2’ x 4’ ceiling lighting.	X
6.	Light cove with egg crate louver over stalls and urinals and other lighting options, if desired.		X
7.	Ceramic tile floors and 5 foot high wainscot on wet walls (colors and style to be approved by tenant).	X
8.	Walls above wainscot sheetrocked, taped, skip trowel textured and painted (type and colors to be approved by tenant).	X
9.	Janitor closets on each floor next adjacent to restrooms.	X
10.	Normal wash sinks in each closet.	X
11.	Additional floor sinks in each closet, if desired.		X
12.	All partitions to be powder coated metal and floor mounted.	X
13.	All faucets, toilets and urinals to be commercial grade.	X
14.	Plastic laminate counter tops over moisture resistant plywood with 4” lipped apron and 6” splash.	X
15.	Full size mirror with brushed stainless steel frame above counter from top of splash to bottom of soffit.	X
16.	Insulation for hot and cold water pipes per code.	X
17.

Minimum toilet accessories to include: sinks, faucets, toilets, urinals, soap dispensers, sanitary napkin dispensers, toilet tissue dispensers, seat cover dispensers, handicap grab bars per code, partition mounted coat hooks, paper towel dispensers and waste baskets.

X
18.	Integral recessed paper towel dispensers and waste containers, if desired.		X

H.	Miscellaneous

1.	Carpeting where used throughout building.		X
2.	Carpeting allowance of $40,000.	X
3.

Maximum T.I. allowance of $50,000 to be applied to incremental increased costs of “upgrades” of standard items such as:  elevator, lobby, bathrooms, ceilings, lighting, bathroom faucets and accessories etc. or the full cost of new T.I. construction related expenses.

X
4.	Architect, engineers, consultants, designers fees, permits and other construction fees for T.I.s.		X

CUFF PROPERTY MANAGEMENT CO.

CUFF BUILDING & BUCHANAN OAKS BUILDING

2401 STANWELL DR., CONCORD, CA 94520

TEL: 925-687-4411  FAX: 925-687-4424

MOBILE: 925-980-1399

December 17, 1999

EXHIBIT C

To:    CERUS Corporation

Fm:    Steve Cuff

Re:

Construction Schedule

Proposed Office Building

2411 Stanwell Drive

Concord, CA

1.     Start of construction – on completion of permitting, signing of lease, legal agreement with Concord on moving sanitary sewer and construction contract.  Currently estimated at 1 to 3 weeks from this date.

2.     Time from start of construction to start of tenant improvements – from 4½ to 5 months barring delays beyond our control.

3.     Time allotted for tenant improvements – 6 weeks to 2 months

4.     Time to completion/occupancy – 7 to 8 months from commencement of construction barring delays beyond our control.